VALCOR, INC.


                         PRESS RELEASE



FOR IMMEDIATE RELEASE:                        CONTACT:

VALCOR, INC.                                  STEVEN L. WATSON
THREE LINCOLN CENTRE                          VICE PRESIDENT
5430 LBJ FREEWAY, SUITE 1700                  VALCOR, INC.
DALLAS, TEXAS   75240-2697                    (972) 233-1700
(972) 233-1700
                                              JEANNE M. CARR
                                              SENIOR VICE
                                              PRESIDENT
                                              MACKENZIE
                                              PARTNERS, INC.
                                              (212) 929-5500


         VALCOR INCREASES NOTE TENDER OFFER PRICE AND EXTENDS CONSENT
                      SOLICITATION AND NOTE TENDER OFFER

     Dallas, Texas . . . September 4, 1997 . . . Valcor, Inc., a wholly owned subsidiary of Valhi, Inc. (NYSE:VHI), has increased the purchase price of the offer to purchase any and all of its 9 5/8% Senior Notes due 2003 and extended the expiration dates of the offer and the related consent solicitation.

     Valcor previously commenced the tender offer with respect to the notes pursuant to a Consent Solicitation Statement and Offer to Purchase dated August 6, 1997. On the terms and subject to the conditions of the Consent Solicitation Statement and Offer to Purchase, Valcor is now offering to purchase any and all of its outstanding notes for an increased cash purchase price of $1,057.50 per $1,000 principal amount of duly tendered notes plus accrued and unpaid interest to, but not including, the date of purchase.

     The offer to purchase has also been extended and will now expire at 5:00 p.m. Dallas, Texas time on September 18, 1997, unless further extended. Holders who have previously tendered and not withdrawn notes will receive the increased purchase price for such notes subject to the successful completion of the offer to purchase.

     The consent solicitation, which seeks the approval of certain amendments to the indenture governing the notes, commenced concurrently with the tender offer.
 The consent solicitation has been extended and will now expire at 5:00 p.m. Dallas, Texas time on the later of September 9, 1997 or the date of receipt of consents to the proposed amendments to the indenture from the holders representing at least a majority in principal amount of the outstanding notes, unless further extended. Noteholders who duly tender notes prior to the expiration of the consent solicitation will be deemed to have delivered consents with respect to such notes. Once Valcor receives the requisite consents, consents delivered or notes tendered prior to 5:00 p.m. Dallas, Texas time on the date of such receipt may not be revoked or withdrawn, except in limited circumstances. Noteholders who deliver consents or tender notes on or after the expiration of the consent solicitation will not receive the consent fee. The consent fee remains the same, $10 per $1,000 principal amount of the notes for which the holder delivers and does not revoke a consent prior to the expiration of the consent solicitation.

     Except as described in this announcement, the consent solicitation and offer to purchase have not been amended and remain subject to all other terms and conditions of the Consent Solicitation Statement and Offer to Purchase. The offer to purchase is still subject to, among other things, the receipt of the requisite consents in the consent solicitation, but is not subject to any minimum principal amount of notes being duly tendered. Noteholders may still deliver consents without tendering notes.

     As of the close of business on September 4, 1997, noteholders had tendered notes and delivered consents for approximately $6.2 million of the $68.6 million aggregate principal amount of the outstanding notes and delivered consents only for an additional $2.6 million of such notes.

     The information agent for the consent solicitation and the offer to purchase is MacKenzie Partners, Inc. The information agent's address is 156
Fifth Avenue, New York, New York   10010 and telephone numbers are (800) 322-
2885 (toll free) or (212) 929-5500 (collect call). Requests for copies of the Consent Solicitation Statement and Offer to Purchase, as supplemented, should be directed to the information agent.

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